Exhibit 99.2

American Eagle Outfitters, Inc.
January 2008

Good afternoon and welcome to the American Eagle Outfitters January 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different due to risk factors included in our quarterly and annual reports filed with the SEC.

Due to the 53rd week in fiscal 2006, total sales for January include one less week than last year. Total sales for the January four week period were $163.9 million compared to $207.1 million for the five week January period last year. When comparing the four weeks ended February 2nd, 2008 to the four weeks ended February 3rd, 2007, total sales increased 4%. For the same period, comparable store sales declined 7%. This compares to a strong comp increase of 12% for the same shifted sales period last year.

In January, store traffic continued to decline compared to last year. Yet, we were pleased with how we cleared through our fall and holiday inventories. We entered the spring season well-positioned and we are comfortable with our year-end inventory position.

Our women's business remained challenging in January, with a comp decline in the mid-teens. Knit tops, accessories and bottoms are the main areas of opportunity. However, there were some bright spots within women's, including layering knit tops as well as heavier wear-now items including sweaters, fleece and outerwear.

Our men's business continued to achieve positive comps, with an increase in the mid single-digits, driven by broad-based strength across the assortment.

In January, we achieved a high single digit increase in the average unit retail price, driven by strength in certain categories, and a higher price realized in our clearance activity compared to last year. The average transaction value rose in the low single digits. Transactions per store declined in the high single digits, and units sold per store were down in the mid teens.

Weekly comps were as follows, with weeks two and three reflecting a shift of the Martin Luther King Holiday:

  Week one was negative high single-digits, compared to positive low twenty last year;
  Week two of negative low teen, compared to positive high teens;
  Week three was positive low single-digit, compared to positive high single digit, and
  Week four declined in the high single-digits, compared to positive low single digits last year.

Comps by region were as follows:

  Canada was positive low single-digits;
  The Northeast and Southwest declined in the mid-single digits;
  The Mid-West and Mid-Atlantic regions declined in the high single-digits;
  The Southeast declined in the low double digits, and
  The West declined in the low teens.

Sales at ae.com increased 37% in January, driven by higher traffic.

Our Spring Break floor-set arrives in stores on February 26th, with similar timing to last year.

We continue to expect fourth quarter EPS of 64 to 65 cents compared to 66 cents per share last year. We will announce fourth quarter results on Wednesday, March 12 before the market opens. To listen to the call, please dial 1-877-407-0789 for international dial 1-201-689-8562.

Also, please be aware that with our new fiscal year, we will begin reporting monthly comp store sales on Thursday morning, following the end of the fiscal month. We will announce February sales on Thursday, March 6th.

Thank you for your continued interest in American Eagle Outfitters.